Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Driven Brands Holdings Inc. of our report dated November 13, 2020 relating to the financial statements of Shine Holdco (UK) Limited, which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-251615) of Driven Brands Holdings Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-251615) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Watford, United Kingdom

January 15, 2021